As filed with the Securities and Exchange Commission on May 12, 2004

Registration No. 333-109640

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-11

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

G REIT, INC.

(Exact name of registrant as specified in governing instruments)

1551 N. Tustin Avenue
Suite 200
Santa Ana, California 92705
(Address of principal executive offices)

Anthony W. Thompson
1551 N. Tustin Avenue
Suite 200
Santa Ana, California 92705
(877) 888-7348
(Name and address of agent for service)

With copies to:
Louis J. Rogers, Esquire
Hirschler Fleischer
The Federal Reserve Bank Building
701 E. Byrd Street, 15th Floor
Richmond, Virginia 23219
(804) 771-9567
and
Andrea R. Biller, Esquire
1551 N. Tustin Avenue
Suite 200
Santa Ana, California 92705
(877) 888-7348

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Termination of Our Second Offering and Deregistration of Shares of Common Stock
Termination of Our Amended and Restated Dividend Reinvestment Plan
Termination of Our Amended and Restated Repurchase Plan
SIGNATURE PAGE

Termination of Our Second Offering and Deregistration of Shares of Common Stock

     Pursuant to our registration statement, as amended, for our second offering of shares of our common stock, we registered 28,500,000 shares of our common stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including up to 27,000,000 shares for sale to the public and up to 1,500,000 shares for issuance under our amended and restated dividend reinvestment plan, or DRIP.

     Our registration statement was declared effective on January 23, 2004. Effective April 30, 2004, we terminated our second offering and are filing this post-effective amendment in order to withdraw from registration those securities covered by our registration statement that remained unsold to the public or unissued under our DRIP as of the termination date.

     Of the 28,500,000 shares of common stock, 23,694,245 were sold and 244,631 were issued in accordance with our DRIP as of the termination date. Accordingly, we hereby amend our registration statement to withdraw from registration 4,561,124 shares of our common stock.

Termination of Our Amended and Restated Dividend Reinvestment Plan

     Effective April 30, 2004, our board of directors voted to terminate our DRIP in conjunction with the termination of our second offering. Dividends paid by us after the April distribution will be made to all of our shareholders in cash. Our board of directors, in its sole discretion, may elect to reinstate a dividend reinvestment plan for our shareholders in the future with the same or different terms.

Termination of Our Amended and Restated Repurchase Plan

     Effective April 30, 2004, our board of directors voted to terminate our share repurchase plan in conjunction with the termination of our second offering. Our board of directors, in its sole discretion, may elect to reinstate a share repurchase plan for our shareholders in the future with the same or different terms.

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SIGNATURE PAGE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this post-effective amendment no. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 12, 2004.

G REIT, INC.
By:	/s/ Anthony W. Thompson
Anthony W. Thompson,
President, Chief Executive Officer, and Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment No. 2 to the Registration Statement, has been signed below on May 12, 2004 by the following persons in the capacities indicated.

Signature	Title
/s/ Anthony W. Thompson Anthony W. Thompson	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Richard T. Hutton, Jr. Richard T. Hutton, Jr.	Interim Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ W. Brand Inlow W. Brand Inlow	Director
/s/ Edward A. Johnson Edward A. Johnson	Director
/s/ D. Fleet Wallace D. Fleet Wallace	Director
/s/ Gary T. Wescombe Gary T. Wescombe	Director

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